Exhibit 10.1

STOCK REPURCHASE AGREEMENT

May 31, 2018

1.Purchase and Sale.  By signing below, Nicolas Hanauer (the “Selling Stockholder”) agrees to sell to Marchex, Inc. (the “Company”) an aggregate of 2,334,411 shares (the “Shares”) of Class B common stock, par value $0.01 per share (the “Common Stock”), of the Company, and the Company, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees to purchase the Shares from the Selling Stockholder at a price equal to $5,672,618.73, which is calculated by multiplying (a) the number of Shares and (b) $2.43 per share.

2.Payment.  Payment for the Shares shall be made by wire transfer in immediately available funds to the account specified by the Selling Stockholder immediately following delivery or crediting of the Shares to an account designated by the Company.

3.Representations, Warranties and Agreements of the Selling Stockholder.  The Selling Stockholder represents and warrants to, and agrees with, the Company that:

(a)The Selling Stockholder has full right, power and authority to enter into this agreement and to sell, assign, transfer and deliver the Shares to be sold by the Selling Stockholder hereunder; this agreement, has been duly executed and delivered by the Selling Stockholder.

(b)The execution, delivery and performance by the Selling Stockholder hereof, the sale of the Shares to be sold by the Selling Stockholder and the consummation by the Selling Stockholder of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Selling Stockholder pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder is bound or to which any of the property or assets of the Selling Stockholder is subject, or (ii) result in the violation of any law or statute or judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency.

(c)The Selling Stockholder has good and valid title to the Shares, free and clear of all liens, encumbrances, equities or adverse claims; the Selling Stockholder will have, immediately prior to the closing of the transaction contemplated hereby, good and valid title to the Shares, free and clear of all liens, encumbrances, equities or adverse claims; and, upon delivery and transfer of the Shares and payment therefor pursuant hereto, good and valid title to such Shares, free and clear of all liens, encumbrances, equities or adverse claims, will pass to the Company.

(d)As of the date hereof, and as of the closing of the transaction contemplated hereby, as the case may be, the sale of the Shares by the Selling Stockholder is not, and will not be, prompted by any material non-public information concerning the Company.

(e)The Selling Stockholder acknowledges that none of the Company or its affiliates or agents is acting as a fiduciary or financial or investment adviser to the Selling Stockholder, and has not given the Selling Stockholder any investment advice, opinion or other information on whether the transfer of the Shares is prudent. The Selling Stockholder understands and acknowledges that the Company is not making, and has not made, any statement, representation or warranty to the Selling Stockholder concerning: (w) the fairness or adequacy of the price for the Shares; (x) the current or likely future value of the Shares; (y) the markets, business, services, management, technical or marketing capabilities, financial affairs or prospects of the Company; or (z) any other matter that has been relied upon by the Selling Stockholder or the Selling Stockholder’s legal counsel or advisors in assessing the value of the Shares or determining whether to enter into this agreement upon the terms and conditions set forth herein.

4.Release.  Hanauer hereby: (i) fully and irrevocably waives any and all rights, remedies and claims he would or could have, or may hereafter have, against the Company and the Company’s subsidiaries and their respective officers, directors, stockholders, partners, members, employees, agents, representatives, successors and/or assigns (collectively, the “Company Affiliates”), arising out of or relating to the existence or substance of any material non-public information or the fact that any material non-public information has not been disclosed; and (ii) forever releases, discharges and dismisses any and all claims, rights, causes of action, suits, obligations, debts, demands, arrangements, promises, liabilities, controversies, costs, expenses, fees or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured, including, but not limited to, any and all claims alleging violations of U.S. federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise, that he ever had, now has, can have, or shall or may hereafter have, whether directly, derivatively, representatively or in any other capacity, against the Company or the Company Affiliates (x) in his capacity as a stockholder of the Company, or (y) which are based upon, arise from or in any way relate to directly or indirectly, the existence or substance of any material non-public information or the fact that the material non-public information has not been disclosed to Hanauer in his capacity as a stockholder of the Company.

5.Miscellaneous.

(a)All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Company shall be given to it at 520 Pike Street, Suite 2000, Seattle, WA  98101; Attention: Chief Financial Officer. Notices to the Selling Stockholder shall be given to him at P.O. Box 80385, Seattle, WA  98108-0385.

(b)This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such state.

(c)This agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(d)No amendment or waiver of any provision hereof, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(e)Except as expressly contemplated herein, each party hereto shall pay its own expenses in connection with the transactions contemplated hereby.

(f)This constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(g)This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing herein is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect hereof or any provision contained herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

MARCHEX, INC.

By:	/s/ Michael Arends
Name:	Michael Arends
Title:	Chief Financial Officer

SELLING STOCKHOLDER:

/s/ Nicolas Hanauer
Name: Nicholas Hanauer

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